Exhibit 9(iii) under Form N-1A

                                             Exhibit 10 under Item 601/Reg. S-K

                   PRINCIPAL SHAREHOLDER SERVICER'S AGREEMENT



     THIS AGREEMENT, is made as of the 24th day of October, 1997, by and between those Investment Companies on behalf of the Portfolios (individually referred to herein as a "Fund" and collectively as "Funds") and Classes of Shares ("Classes") listed on Schedule A to Exhibit 1, as may be amended from time to time, having their principal office and place of business at Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779, and who have approved this form of Agreement and Federated Securities Corp. as the principal shareholder servicer (the "Principal Servicer"). Each of the Exhibits hereto is incorporated herein in its entirety and made a part hereof. In the event of any inconsistency between the terms of this Agreement and the terms of any applicable Exhibit, the terms of the applicable Exhibit shall govern.

     In consideration of the mutual covenants hereinafter contained it is hereby agreed by and between the parties hereto as follows.

1. The Investment Companies hereby appoint the Principal Servicer as their agent to select, negotiate and contract for the performance of and arrange for the rendition of personal services to shareholders and/or the maintenance of accounts of shareholders of each Class of the Funds as to which this Agreement is made applicable (The Principal Servicer's duties hereunder are referred to as "Services"). The Principal Servicer hereby accepts such appointment and agrees to perform or cause to be performed the Services in respect of the Classes of the Funds to which this Agreement has been made applicable by an Exhibit. The Principal Servicer agrees to cause to be provided shareholder services which, in its best judgment (subject to supervision and control of the Investment Companies' Boards of Trustees or Directors, as applicable), are necessary or desirable for shareholders of the Funds. The Principal Servicer further agrees to provide the Investment Companies, upon request, a written description of the shareholder services for which the Principal Servicer is arranging hereunder.

2. During the term of this Agreement, each Investment Company will pay the Principal Servicer and the Principal Servicer agrees to accept as full compensation for its services rendered hereunder a fee as set forth on the Exhibit applicable to the Class of each Fund subject to this Agreement.

      For the payment period in which this Agreement becomes effective or terminates with respect to any Class of a Fund, there shall be an appropriate proration of the monthly fee on the basis of the number of days that this Agreement is in effect with respect to such Class of the Fund during the month.

3. This Agreement is effective with respect to each Class of a Fund as of the date of execution of the applicable Exhibit and shall continue in effect for one year from the date of its execution, and thereafter for successive periods of one year only if the form of this Agreement is approved at least annually by the Board of each Investment Company, including a majority of the members of the Board of the Investment Company who are not interested persons of the Investment Company ("Independent Board Members") cast in person at a meeting called for that purpose.

4. Notwithstanding paragraph 3, this Agreement may be terminated with regard to a particular Class of a Fund as follows:

      (a) at any time, without the payment of any penalty, by the vote of a majority of the Independent Board Members of any Investment Company or by a vote of a majority of the outstanding voting securities of any Fund as defined in the Investment Company Act of 1940 on sixty
           (60) days' written notice to the parties to this Agreement;

      (b) automatically in the event of the Agreement's assignment as defined in the Investment Company Act of 1940; and

5. The Principal Servicer agrees to arrange to obtain any taxpayer identification number certification from each shareholder of the Funds to which it provides Services that is required under Section 3406 of the Internal Revenue Code, and any applicable Treasury regulations, and to provide each Fund or its designee with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding.

6. The Principal Servicer shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Investment Company in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. the Principal Servicer shall be entitled to rely on and may act upon advice of counsel (who may be counsel for such Investment Company) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. Any person, even though also an officer, trustee, partner, employee or agent of the Principal Servicer, who may be or become a member of such Investment Company's Board, officer, employee or agent of any Fund, shall be deemed, when rendering services to such Fund or acting on any business of such Fund (other than services or business in connection with the duties of the Principal Servicer hereunder) to be rendering such services to or acting solely for such Fund and not as an officer, trustee, partner, employee or agent or one under the control or direction of the Principal Servicer even though paid by the Principal Servicer.

      This Section 6 shall survive termination of this Agreement.

7. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

8. The Principal Servicer is expressly put on notice of the limitation of liability as set forth in the Declaration of Trust of each Investment Company that is a Massachusetts business trust and agrees that the obligations assumed by each such Investment Company pursuant to this Agreement shall be limited in any case to such Investment Company and its assets and that the Principal Servicer shall not seek satisfaction of any such obligations from the shareholders of such Investment Company, the Trustees, Officers, Employees or Agents of such Investment Company, or any of them.

9. The execution and delivery of this Agreement have been authorized by the Directors of the Principal Servicer and signed by an authorized officer of the Principal Servicer, acting as such, and neither such authorization by such Directors nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Directors or shareholders of the Principal Servicer, but bind only the property of the Principal Servicer as provided in the Articles of Incorporation of the Principal Servicer.

10. Notices of any kind to be given hereunder shall be in writing (including facsimile communication) and shall be duly given if delivered to any Investment Company at the following address: Federated Investors Tower, Pittsburgh, PA 15222-3779, Attention: President and if delivered to the Principal Servicer at Federated Investors Tower, Pittsburgh, PA 15222-3779, Attention: President.

11. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Subject to the provisions of Sections 3 and 4, hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Pennsylvania law; provided, however, that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940 or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

12. This Agreement may be executed by different parties on separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

13. This Agreement shall not be assigned by any party without the prior written consent of the Principal Servicer in the case of assignment by any Investment Company, or of the Investment Companies in the case of assignment by the Principal Servicer, except that any party may assign to a successor all of or a substantial portion of its business to a party controlling, controlled by, or under common control with such party. Nothing in this Section 13 shall prevent the Principal Servicer from delegating its responsibilities to another entity to the extent provided herein.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.



                                      Investment Companies (listed on Schedule
A)





Attest:        /s/ S. Elliott Cohan         By:/s/ John W. McGonigle

Title:  Assistant Secretary           Title: Executive Vice President





                                      Federated Securities Corp.





Attest:         /s/ Leslie K. Platt         By: /s/ Byron F. Bowman

Title:          Assistant Secretary         Title: Vice President